Exhibit 4.7

BLACK RIDGE OIL & GAS, INC.
110 North 5th Street, Suite 410

Minneapolis, MN 55403

August 3, 2017

Dear Common Stockholder:

Enclosed are the prospectus, dated August 3, 2017 (as the same may be amended, the “Prospectus”), and other materials relating to the rights offering (the “Rights Offering”) by BLACK RIDGE OIL & GAS, INC. (the “Company”) to the holders of record of its common stock, par value $0.001 per share (the “Common Stock”, such record holders of the Company’s Common Stock, the “Record Holders”). Record Holders as of 5:00 p.m. Central Time, August 2, 2017 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 431,819,910 shares of Common Stock (the “Shares”) at a subscription price of $0.012 per Share (the “Subscription Price”) for up to aggregate gross proceeds to the Company of approximately $5.182 million. Each Record Holder will receive one Subscription Right for each share of the Common Stock that such Record Holder owned on the Record Date. Each Subscription Right will entitle the Record Holder to purchase nine Shares at the Subscription Price (the “Subscription Privilege”).

Please carefully review the Prospectus and other materials and the instructions below, which describe how you can participate in the Rights Offering. You will be able to exercise your Subscription Rights to purchase additional shares of the Company’s Common Stock only during a limited period. You will find answers to some frequently asked questions about the Rights Offering in the Prospectus. The exercise of Subscription Rights is irrevocable. Neither the Company, its board nor the dealer-manager is making any recommendation regarding your exercise of the Subscription Rights. The Subscription Rights will not be listed for trading or quoted on the NASDAQ Capital Market or on any other stock exchange or market.

The Rights Offering is expected to expire at 5:00 p.m., Central Time, on September 8, 2017 (the “Expiration Date”), subject to extension and earlier termination. After the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any purported exercise of the Subscription Rights received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) after 5:00 p.m., Central Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

There is no minimum number of Shares you must purchase.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and/or Beneficial Owner Election Form and returning it to the Subscription Agent in the envelope provided pursuant to the procedures described herein.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE (OR NOTICE OF GUARANTEED DELIVERY) AND SUBSCRIPTION PRICE PAYMENT FOR EACH SUBSCRIPTION RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION PRIVILEGE, BY CASHIER’S OR CERTIFIED CHECK DRAWN ON A U.S. BANK, U.S. POSTAL MONEY ORDER OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT, PRIOR TO 5:00 P.M., CENTRAL TIME, ON THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED THE SUBSCRIPTION PRIVILEGE SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., CENTRAL TIME, ON THE EXPIRATION DATE, AS EXTENDED, OF THE RIGHTS OFFERING WILL EXPIRE.

1. Method of Exercise and Payment.

Subscriptions by Record Holders

A record holder is a holder of our Common Stock whose shares are registered in his, her or its name. To exercise your Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent prior to 5:00 p.m., Central Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of Shares being subscribed for by a cashier’s check or certified check drawn on a U.S. bank, or U.S. Postal money order, payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as subscription agent for Black Ridge Oil & Gas, Inc.)” or by wire transfer of immediately available funds directly to the account maintained by Broadridge Corporate Issuer Solutions, Inc. as agent for Black Ridge Oil & Gas, Inc., for purposes of accepting subscriptions in the Rights Offering, at U.S. Bank, 800 Nicollet Mall, Minneapolis, MN 55402 United States, Beneficiary Account Name: Broadridge, Account Number: 153910728465, ABA/Routing number: 123000848, with reference to the Subscription Rights holder’s name. Please reference your Subscription Rights Certificate Number on your check.

The Subscription Rights Certificate (or, if applicable, Notice of Guaranteed Delivery as described below) and payment of the Subscription Price (unless submitted by wire transfer) must be delivered to the Subscription Agent by hand, mail or overnight courier to the following address:

By mail:	By hand or overnight courier:
Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (855) 793-5068 (toll free)	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (855) 793-5068

Delivery to an address other than those above does not constitute valid delivery.

If you wish to exercise your Subscription Rights, but you do not have sufficient time to deliver your Subscription Rights Certificate to the Subscription Agent on or prior to the Expiration Time, you may cause a written guarantee substantially in the form of Annex A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state:

•	your name;

•	the number of Subscription Rights represented by your Rights Certificate(s), the number of shares of Common Stock for which you are subscribing pursuant to the Subscription Privilege; and

•	your guarantee that you will deliver to the subscription agent your Rights Certificate(s) evidencing the Rights you are exercising within three (3) business days following the date of the Notice of Guaranteed Delivery.

If this procedure is followed, the properly completed Rights Certificate(s) evidencing the Rights being exercised must be received by the subscription agent within three (3) over-the-counter (“OTC”) trading days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as Rights Certificates at the address set forth above. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address or phone number set forth above.

Subscriptions by Beneficial Owners

A beneficial owner is a holder of our Common Stock whose shares are registered in the name of a broker, custodian bank or other nominees. In such case, the broker, custodian bank or other nominees is the record holder of the Subscription Rights. To exercise your Subscription Rights, instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment in full of the Subscription Price on your behalf for each Share subscribed for pursuant to the Subscription Privilege to the Subscription Agent so that it will be actually received by the Subscription Agent prior to 5:00 p.m., Central Time, on the Expiration Date.

By making arrangements with your broker, custodian bank or other nominee for the delivery of funds on your behalf, you may also request such broker, custodian bank or other nominee to exercise the Rights Certificate on your behalf.

2. Issuance of Common Stock.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for the Shares subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

The Subscription Agent will deliver to each exercising Record Holder who validly exercises the Subscription Privilege each Share subscribed for pursuant to the Subscription Privilege. See “The Rights Offering — The Subscription Rights” in the Prospectus.

3. Sale, Transfer or Assignment of Subscription Rights.

Subscription Rights may not be sold, transferred or assigned; provided, however, that Subscription Rights are transferable to an affiliate of the holder or by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4. Commissions, Fees and Expenses.

The Company will pay all fees and expenses of the Subscription Agent related to its acting in such role in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or expenses incurred in connection with the exercise of Subscription Rights or subscribing for Shares. Neither the Subscription Agent nor the Company will pay such expenses.

5. Execution.

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.
b.	Signature Guarantees. If you are neither a Record Holder (or signing in a representative or other fiduciary capacity on behalf of a Record Holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent for each Share subscribed for will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered first class mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Central Time, on the Expiration Date.

7. Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Subscription Rights under the Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Shares thereby subscribed for pursuant to the Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Subscription Privilege.

Payments of the Subscription Price (unless submitted by wire transfer) should be mailed or delivered to the appropriate address (or, for wire transfer payments, to the appropriate account) as described under Section 1, “Method of Exercise and Payment” above.

8. Substitute Form W-9.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS DISCUSSED HEREIN, AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Each holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, a copy of which is being furnished to each holder. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by contacting Broadridge Corporate Issuer Solutions, Inc., the Information Agent. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by the Company on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).

If you have any questions concerning the rights offering, please contact the information agent, Broadridge Corporate Issuer Solutions, Inc., the Information Agent, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, New York 11717, by telephone ((855) 793-5068) or by email (shareholder@broadridge.com).

Sincerely,

Black Ridge Oil & Gas, Inc.

Annex A